Exhibit 99.1
November 21, 2019

Bottomline Technologies
325 Corporate Drive
Portsmouth, NH 03801
P 603.436.0700

Mr. Rob Eberle
c/o Bottomline Technologies
325 Corporate Drive
Portsmouth, NH 03801

Re: Performance Shares Allocation

Dear Rob,
Per our discussion, the Leadership Development and Compensation Committee has determined it is appropriate and advisable that the percentage of shares in your most recent stock grant which are subject to performance criteria be revised upwards from 30% to 35%. We appreciate your agreement to this change.
We anticipate that at least 35% of future stock grants will similarly be subject to performance criteria. We feel this provides clear rewards for performance as well as strong alignment with shareholder interest.

Sincerely,
/s/ Jennifer M. Gray
Jennifer M. Gray, Chair
Leadership Development and Compensation Committee

Agreed and accepted,
/s/ Robert A. Eberle
Rob Eberle, CEO